Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Form S-3 of PetroQuest Energy, Inc. to be filed on or about April 6, 2009, and as referenced in the Annual Report on Form 10-K of PetroQuest Energy, Inc. filed on February 27, 2009, of information contained in our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
April 6, 2009